Buhler Manufacturing

BALANCE SHEET
(Unaudited)

AS AT
September 30

	2004	2003
Assets		
Current Assets		
Cash	-	288,205
Accounts Receivable	10,488,227	10,216,226
Inventory	30,788,755	24,635,758
Prepaid Expenses	485,514	315,356
Loans	-	8,234,717
Plaintree Systems Inc.		
Investments	19,085,160	-
Due From Related Parties	47,885,314	60,563,416
Total Current Assets	108,732,970	104,253,678
Long Term Assets		
Investments	495	495
Total Long Term Assets	495	495
Total Assets	108,733,465	104,254,173
Liabilities		
Current Liabilities		
Bank Indebtedness	1,948,965	730,024
Trade	1,770,304	3,684,693
Loans	689,766	800,342
Wages & Benefits	1,943,283	1,650,956
Government Remittances	40,842	271,361
Accrued Liabilities	2,911,895	1,322,757
Plaintree Systems Inc.	1,942,811	2,856,951
Due To Related Parties		
Consolidated Companies	21,072,863	8,435,534
Due To Related Parties	21,072,863	8,435,534
Warranty	2,500	-
Total Current Liabilities	32,323,229	19,752,618
Total Liabilities	32,323,229	19,752,614
Partnership Equity		
Capital	76,410,236	84,501,559
Total Partnership Equity	76,410,236	84,501,559
Total Liabilities & Partnership Equity	108,733,465	104,254,173

Buhler Manufacturing
Per:

David Roberts, C.G.A.
Manager Financial Reporting & Taxation
September 7, 2005

Buhler Manufacturing

STATEMENT OF INCOME AND RETAINED EARNINGS
(Unaudited)

FOR THE 12 MONTHS ENDING
September 30

	2004	%	2003	%
Revenue				
Total Revenue	**85,454,077**	**100.0**	**82,430,926**	**100.0**
Cost of Goods Sold				
Material Costs	38,452,066	45.0	37,690,844	45.7
Direct Labour	9,069,026	10.6	9,465,614	11.5
Variable Overhead	9,074,414	10.6	7,689,978	9.3
Fixed Overhead	3,295,698	3.9	3,128,085	3.8
Cost of Goods Sold	59,891,205	70.1	57,974,521	70.3
Gross Margin	25,562,872	29.9	24,456,405	29.7
Operating Expenses				
Selling Expenses	6,271,836	7.3	6,008,000	7.3
Admin Expenses	4,587,709	5.4	4,776,064	5.8
Total Expenses	11,769,621	13.8	11,653,405	14.1
Other Items	(246,827)	0.3	1,044,419	1.3
Income Before Taxes	13,546,424	15.9	13,847,419	16.8
Net Income (Loss)	13,546,424	15.9	13,847,419	16.8

Buhler Manufacturing
Per:

D Roberts

David Roberts, C.G.A.
Manager Financial Reporting & Taxation
September 7, 2005